Exhibit 10.3

Joe’s Crab Shack

CEO Candidate Offer Term Sheet

Position	Chief Executive Officer

Seat on Joe’s Crab Shack, Inc. Board of Directors

Employment Start Date	Approximately May 21, 2007 or sooner

Base Salary	$350,000 and a $25,000 signing bonus. If employee leaves the company prior to 12/31/07, he shall refund the $25,000 bonus.

Annual Bonus	Up to 50% target based upon Executive Bonus Pool

Equity	4.195 million units/shares upon employment start date.

Approximately 90 million units outstanding with this grant.

80 million preferred units (constitutes JH Whitney’s investment).

50% of equity vests over 5 years, at 20% per year. Upon the employment start date, 209,000 units will vest with the balance of 2007’s time vest portion of units to vest ratably over the remaining 8 months of 2007.

50% of equity vests according to achievement of performance metrics tied to EBITDA targets pro forma for fully year sale leaseback expense (e.g., $25.5 million for FY 2007; $29.5 million for FY 2008).

Accelerated vesting tied to Change of Control

Benefits	Eligible to participate in standard company—sponsored health benefits; 401(k) plan in development and 4 weeks vacation.

Commute & Temporary Housing	Company will cover agreed upon expenses related to commuting costs from Dallas to Houston and a corporate apartment in Houston.

Severance	Included within the Unit Grant Agreement and equals twelve months, payable over that period, with a tie to a twelve month non-complete.

Offered:	Acknowledged and Agreed:

/s/ [ILLEGIBLE]	/s/ Raymond Blanchette
Joe’s Crab Shack Holdings, Inc.	Raymond Blanchette